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                                                                    EXHIBIT 99.1


                                     ONEIDA
                                  NEWS RELEASE

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INVESTOR RELATIONS CONTACTS:                     PRESS CONTACTS:
Andrew G. Church, Chief Financial Officer        Erin L. Markey, Corporate Public Relations
Oneida Ltd.  (315) 361-3000                      Oneida Ltd. (315) 361-3000
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FOR IMMEDIATE RELEASE


      ONEIDA STOCKHOLDERS AUTHORIZE ADDITIONAL COMMON AND PREFERRED SHARES;
                                 ELECT DIRECTORS


ONEIDA, N.Y. - June 2, 2005 - Oneida Ltd. (OTCBB:ONEI) today announced that Stockholders at Oneida Ltd.'s 124th Annual Meeting held on May 25, 2005 at the Hyatt Regency in Chicago, approved amendments to the Company's Certificate of Incorporation reducing the minimum required size of the Board of Directors from nine to five Directors, increasing to 100,000,000 the number of authorized shares of Company Common Stock, and increasing to 10,000,000 the number of authorized shares of Company Series Preferred Stock. Stockholders also elected six current members of the Company's Board of Directors to continue to serve on the Board as follows: Hugh R. Rovit and Terry G. Westbrook for one-year terms expiring in May 2006; Fred Spivak for a two-year term expiring in May 2007; and William C. Langley, Christopher H. Smith and Nick White for three-year terms expiring in May 2008. Two members of the Board of Directors, Peter J. Marshall and Gregory M. Harden will continue to serve three year terms expiring in May 2006 and May 2007 respectively.

         The Board of Directors at its Organizational Meeting held following the Shareholders Meeting re-elected Terry G. Westbrook to the position of President and Chief Executive Officer. Mr. Westbrook had been serving in that position since his election on March 23, 2005. Previously, Mr. Westbrook served as the Senior Vice-President, Finance and CFO for The Quaker Oats Company and was a member of its Management Committee. He also served as a Director of The Quaker Oats Company of Canada Ltd. and had tenure with Quaker Asia/Pacific operations. In addition, Mr. Westbrook previously held the position of Senior Vice President and CFO at industry leaders General Binding Corporation and Utilicorp United. His prior experience also includes corporate and operating positions at General Mills.

         Christopher H. Smith, was elected Chairman of Oneida Ltd.'s Board of Directors. Since December 2004, Mr. Smith has served as lead director of the independent members of the board, Chairman of the Executive Committee and a member of the Audit, Compensation and Finance Committees.


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         Mr. Smith, who was originally elected to the Oneida Board in October
2004, has been Managing Principal of Alexander, Smith & Company, Inc., a merchant banking firm, since 1986. In the context of his work with Alexander, Smith and Company, Inc., Mr. Smith has held executive positions with a variety of clients, including London Fog Industries, Inc., Escada (USA) Inc., Puma USA, Inc., and New Venture Holdings LLC. Mr. Smith has also been of counsel to the law firm of Foley & Lardner from 1994 through 1999; President and Chief Executive Officer of Barnes Engineering Company, a designer and manufacturer of electro-optics for defense and commercial applications, from 1977 through 1986; General Counsel and Chief Executive Officer, of FAG Bearings Corporation from 1968 through 1997; and was an associate, counsel or partner of the law firm of Whitman & Ransom from 1966 through 1993.

         Mr. Smith succeeds Peter J. Kallet who served as Chairman of the Oneida Board since 2000. In March 2005 Mr. Kallet announced his resignation as Chairman of the Company's Board of Directors effective May 25, 2005. Mr. Kallet was Chief Executive Officer of Oneida from 1998 through March 2005. At their May 24, 2005 meeting, the Oneida Board honored Mr. Kallet for his 35 years of dedicated service to the Company.

         Oneida is a leading source of flatware, dinnerware, crystal, glassware and metal serveware for both the consumer and food service industries worldwide.

Forward Looking Information

With the exception of historical data, the information contained in this Form 10-Q, as well as those other documents incorporated by reference herein, may constitute forward-looking statements, within the meaning of the Federal securities laws, including but not limited to the Private Securities Litigation Reform Act of 1995. As such, the Company cautions readers that changes in certain factors could affect the Company's future results and could cause the Company's future consolidated results to differ materially from those expressed or implied herein. Such factors include, but are not limited to: changes in national or international political conditions; civil unrest, war or terrorist attacks; general economic conditions in the Company's own markets and related markets; availability or shortage of raw materials; difficulties or delays in the development, production and marketing of new products; financial stability of the Company's contract manufacturers, and their ability to produce and deliver acceptable quality product on schedule; the impact of competitive products and pricing; certain assumptions related to consumer purchasing patterns; significant increases in interest rates or the level of the Company's indebtedness; inability of the Company to maintain sufficient levels of liquidity; failure of the company of obtain needed waivers and/or amendments relative to it's finance agreements; foreign currency fluctuations; major slowdowns in the retail, travel or entertainment industries; the loss of several of the Company's key executives, major customers or suppliers; underutilization of, or negative variances at, some or all of the Company's plants and factories; the Company's failure to achieve the savings and profit goals of any planned restructuring or reorganization programs, including the failure to close the Sherrill, NY manufacturing facility on schedule and within budget; future product shortages resulting from the Company's transition to an outsourced manufacturing platform; international health epidemics such as the SARS outbreak; impact of changes in accounting standards; potential legal proceedings; changes in pension and medical benefit costs; and the amount and rate of growth of the Company's selling, general and administrative expenses.